                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 15/A

                                Amendment No. 1

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                            Commission File Number:
                                    33-80777

                           NORCAL WASTE SYSTEMS, INC.
                           Five Thomas Mellon Circle
                                   Suite 304
                            San Francisco, CA 94134
                                 (415) 330-1000

                     12-1/2% SERIES B SENIOR NOTES DUE 2005

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [   ]                     Rule 12h-3(b)(1)(i)      [   ]

         Rule 12g-4(a)(1)(ii)     [   ]                     Rule 12h-3(b)(1)(ii)     [   ]

         Rule 12g-4(a)(2)(i)      [   ]                     Rule 12h-3(b)(2)(i)      [   ]

         Rule 12g-4(a)(2)(ii)     [   ]                     Rule 12h-3(b)(2)(ii)     [   ]

                                                            Rule 15d-6               [ X ]

         Approximate number of holders of record as of the certification or notice date: 20

         Pursuant to the requirements of the Securities Exchange Act of 1934, NORCAL WASTE SYSTEMS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           NORCAL WASTE SYSTEMS, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

                       TABLE OF ADDITIONAL DE-REGISTRANTS

                                                                                                Address, Including Zip Code, And
Exact Name of Registrant                                                                  Telephone Number, Including Area Code,
As Specified In Its Charter                                                          of Registrant's Principal Executive Offices
---------------------------                                                          -------------------------------------------
Alta Environmental Services, Inc.                                                              5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Alta Equipment Leasing Co., Inc.                                                               5 Thomas Mellon Circle, Suite 304
[successor entity to Sunco Investments, Inc.]                                                           San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Auburn Placer Disposal Service                                                                 5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

B & J Drop Box                                                                                 5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Buonaterra, Inc.                                                                               5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

City Garbage Company of Eureka                                                                 5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Consolidated Environmental Industries, Inc.                                                    5 Thomas Mellon Circle, Suite 304
[successor entity to Biosystems Management, Inc.;                                                       San Francisco, CA  94134
Biosystems Management International]                                                                             (415) 330-1000

Del Norte Disposal, Inc.                                                                       5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Del Norte Recovery, Inc.                                                                       5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Dixon Sanitary Service                                                                         5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Envirocal, Inc.                                                                                5 Thomas Mellon Circle, Suite 304
[successor entity to Bay Scene Investments, Inc.;                                                       San Francisco, CA  94134
Envirocom Data Services, Inc.; Hilltop Retail Plaza;                                                             (415) 330-1000
Orogate, Inc.]

Excel Environmental, Inc.                                                                      5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

                                                                                                Address, Including Zip Code, And
Exact Name of Registrant                                                                  Telephone Number, Including Area Code,
As Specified In Its Charter                                                          of Registrant's Principal Executive Offices
---------------------------                                                          -------------------------------------------
Foothill Disposal Co., Inc.                                                                    5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Golden Gate Disposal & Recycling Company                                                       5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Integrated Environmental Systems, Inc.                                                         5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Los Altos Garbage Company                                                                      5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Macor, Inc.                                                                                    5 Thomas Mellon Circle, Suite 304
[successor entity to OMIRP, Inc.]                                                                       San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Mason Land Reclamation Company, Inc.                                                           5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Norcal/San Bernardino, Inc.                                                                    5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Norcal/San Diego, Inc.                                                                         5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Norcal Waste Services of Sacramento, Inc.                                                      5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Norcal Waste Solutions, Inc.                                                                   5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Oroville Solid Waste Disposal, Inc.                                                            5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

San Bruno Garbage Co., Inc.                                                                    5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Sanitary Fill Company                                                                          5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

                                                                                                Address, Including Zip Code, And
Exact Name of Registrant                                                                  Telephone Number, Including Area Code,
As Specified In Its Charter                                                          of Registrant's Principal Executive Offices
---------------------------                                                          -------------------------------------------
South Valley Refuse Disposal, Inc.                                                             5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Southern Humboldt Disposal Service, Inc.                                                       5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Sunset Properties, Inc.                                                                        5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Sunset Scavenger Company                                                                       5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Tri-County Development Co.                                                                     5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Vacaville Fill                                                                                 5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Vacaville Sanitary Service                                                                     5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Vallejo Garbage Service, Inc.                                                                  5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

West Coast Recycling Co.                                                                       5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Western Placer Recovery Company                                                                5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Yuba Sutter Disposal, Inc.                                                                     5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

Zanker Road Resource Management Co.                                                            5 Thomas Mellon Circle, Suite 304
                                                                                                        San Francisco, CA  94134
                                                                                                                 (415) 330-1000

         Pursuant to the requirements of the Securities Exchange Act of 1934, ALTA ENVIRONMENTAL SERVICES, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           ALTA ENVIRONMENTAL SERVICES, INC.


Date:  February 12, 1997                   By:   /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                      Michael J. Sangiacomo
                                                      President

         Pursuant to the requirements of the Securities Exchange Act of 1934, ALTA EQUIPMENT LEASING CO., INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           ALTA EQUIPMENT LEASING CO., INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, AUBURN PLACER DISPOSAL SERVICE has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           AUBURN PLACER DISPOSAL SERVICE


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, B&J DROP BOX has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           B&J DROP BOX


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, BUONATERRA, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           BUONATERRA, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, CITY GARBAGE COMPANY OF EUREKA has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           CITY GARBAGE COMPANY OF EUREKA


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, CONSOLIDATED ENVIRONMENTAL INDUSTRIES, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           CONSOLIDATED ENVIRONMENTAL
                                           INDUSTRIES, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, DEL NORTE DISPOSAL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           DEL NORTE DISPOSAL, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, DEL NORTE RECOVERY, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           DEL NORTE RECOVERY, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, DIXON SANITARY SERVICE has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           DIXON SANITARY SERVICE


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, ENVIROCAL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           ENVIROCAL, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, EXCEL ENVIRONMENTAL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           EXCEL ENVIRONMENTAL, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, FOOTHILL DISPOSAL CO., INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           FOOTHILL DISPOSAL CO., INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, GOLDEN GATE DISPOSAL & RECYCLING COMPANY has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           GOLDEN GATE DISPOSAL &
                                           RECYCLING COMPANY


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, INTEGRATED ENVIRONMENTAL SYSTEMS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           INTEGRATED ENVIRONMENTAL
                                           SYSTEMS, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, LOS ALTOS GARBAGE COMPANY has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           LOS ALTOS GARBAGE COMPANY


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, MACOR, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           MACOR, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, MASON LAND RECLAMATION COMPANY, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           MASON LAND RECLAMATION
                                           COMPANY, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, NORCAL/SAN BERNARDINO, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           NORCAL/SAN BERNARDINO, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, NORCAL/SAN DIEGO, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           NORCAL/SAN DIEGO, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, NORCAL WASTE SERVICES OF SACRAMENTO, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           NORCAL WASTE SERVICES OF
                                           SACRAMENTO, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, NORCAL WASTE SOLUTIONS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           NORCAL WASTE SOLUTIONS, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                ------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, OROVILLE SOLID WASTE DISPOSAL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           OROVILLE SOLID WASTE
                                           DISPOSAL, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, SAN BRUNO GARBAGE CO., INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           SAN BRUNO GARBAGE CO., INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, SANITARY FILL COMPANY has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           SANITARY FILL COMPANY


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, SOUTH VALLEY REFUSE DISPOSAL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           SOUTH VALLEY REFUSE DISPOSAL, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, SOUTHERN HUMBOLDT DISPOSAL SERVICE, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           SOUTHERN HUMBOLDT DISPOSAL
                                           SERVICE, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, SUNSET PROPERTIES, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           SUNSET PROPERTIES, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, SUNSET SCAVENGER COMPANY has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           SUNSET SCAVENGER COMPANY


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, TRI-COUNTY DEVELOPMENT CO. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.


                                  NORCAL WASTE SYSTEMS, INC., AS GENERAL
                                  PARTNER OF TRI-COUNTY DEVELOPMENT CO.


Date:  February 12, 1997          By:  /S/  Michael J. Sangiacomo
                                       ----------------------------------------
                                            Michael J. Sangiacomo
                                            President, Norcal Waste Systems,
                                            Inc.


                                  ENVIROCAL, INC., AS GENERAL PARTNER OF
                                  TRI-COUNTY DEVELOPMENT CO.


Date:  February 12, 1997          By:  /S/ Michael J. Sangiacomo
                                       ----------------------------------------
                                           Michael J. Sangiacomo
                                           President, Envirocal, Inc.

         Pursuant to the requirements of the Securities Exchange Act of 1934, VACAVILLE FILL has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.


                                  ALTA ENVIRONMENTAL SERVICES, INC., AS
                                  GENERAL PARTNER OF VACAVILLE FILL


Date:  February 12, 1997          By:  /S/ Michael J. Sangiacomo
                                       ----------------------------------------
                                           Michael J. Sangiacomo
                                           President, Alta Environmental
                                           Services, Inc.


                                  B&J DROP BOX, AS GENERAL PARTNER OF
                                  VACAVILLE FILL


Date:  February 12, 1997          By:  /S/ Michael J. Sangiacomo
                                       ----------------------------------------
                                           Michael J. Sangiacomo
                                           President, B&J Drop Box

         Pursuant to the requirements of the Securities Exchange Act of 1934, VACAVILLE SANITARY SERVICE has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           VACAVILLE SANITARY SERVICE


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, VALLEJO GARBAGE SERVICE, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           VALLEJO GARBAGE SERVICE, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, WEST COAST RECYCLING CO. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           WEST COAST RECYCLING CO.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, WESTERN PLACER RECOVERY COMPANY has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           WESTERN PLACER RECOVERY COMPANY


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, YUBA SUTTER DISPOSAL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           YUBA SUTTER DISPOSAL, INC.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President

         Pursuant to the requirements of the Securities Exchange Act of 1934, ZANKER ROAD RESOURCE MANAGEMENT CO. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           ZANKER ROAD RESOURCE
                                           MANAGEMENT CO.


Date:  February 12, 1997                   By:  /S/  Michael J. Sangiacomo
                                                -------------------------------
                                                     Michael J. Sangiacomo
                                                     President